Exhibit 4.2

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a limited-purpose trust company organized under the New York Banking Law (“DTC”), to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

STATE STREET CORPORATION

Floating Rate Senior Notes Due 2026

No. 1	$300,000,000
CUSIP 857477 CE1	Issue Date: August 3, 2023
ISIN US857477CE17

State Street Corporation, a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of THREE HUNDRED MILLION Dollars ($300,000,000.00) on August 3, 2026 (herein called the “Maturity Date”), and to pay interest thereon from and including August 3, 2023 to, but excluding, the Maturity Date, quarterly in arrears on the second Business Day (each, a “Floating Rate Interest Payment Date”) following February 3, May 3, August 3 and November 3 of each year (each, a “Floating Rate End Date”), at the Base Rate (as defined below) plus a spread of 0.845% (provided that in no event will the interest payable in respect of any interest payment period be less than zero), until the principal hereof is paid or made available for payment; provided, that if any scheduled Floating Rate End Date (other than the Maturity Date) falls on a day that is not a Business Day, then such date will be postponed to the next day that is a Business Day, except that, if the next such date falls in the next calendar month, then such date will be advanced to the immediately preceding day that is a Business Day; and provided further, that if the Maturity Date is not a Business Day, any payment of principal and interest otherwise due on such day will be made on the next succeeding date that is a Business Day, and no interest on such payment shall accrue for the period from and after such Maturity Date.

The interest so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date, other than on the Maturity Date, will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the second Business Day next preceding such Floating Rate Interest Payment Date. Interest paid on the Maturity Date shall be paid to the Person to whom the principal will be payable.

Any such interest not so punctually paid or duly provided for on such Floating Rate Interest Payment Date shall forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in the City of Boston, Massachusetts, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, that for so long as this Security is a Global Security, payment of the principal of (and premium, if any) and any interest on this Security will be made by the Paying Agent by wire transfer in immediately available funds in U.S. dollars at the office of the Paying Agent; provided further, that, in the case of payments made at maturity of such Global Security, the Global Security is presented to the Paying Agent in time for the Paying Agent to make such payments in accordance with its normal procedures.

Interest payment periods for this Security will be, with respect to the initial interest payment period, from and including August 3, 2023 to, but excluding the next Floating Rate End Date, and subsequent periods will be the periods from and including a Floating Rate End Date to, but excluding, the next Floating Rate End Date; provided that (i) the interest payment period with respect to the Maturity Date will be the period from and including the Floating Rate End Date immediately prior to the Maturity Date to, but excluding, the Maturity Date (i.e., the final Floating Rate End Date) and (ii) with respect to such final interest payment period, the level of SOFR for each calendar day in the period from, and including, the second U.S. Government Securities Business Day prior to the Maturity Date (the “Rate Cut-Off Date”) to, but excluding, the Maturity Date shall be the level of SOFR in respect of such Rate Cut-Off Date. Interest on this Security will be computed on the basis of a 360-day year for the actual number of days elapsed. The interest rate applicable to an interest payment period, which interest rate will be determined by the calculation agent following the applicable Floating Rate End Date (or, in the case of the final Floating Rate End Date (i.e., the Maturity Date), following the Rate Cut-off Date), will equal the Base Rate, calculated as described below, plus a spread of 0.845%; provided that in no event will the interest payable in respect of any interest payment period be less than zero.

The “Base Rate” shall be an accrued interest compounding factor calculated in accordance with the following formula:

where (i) “d0” refers, for any floating rate interest payment period, to the number of U.S. Government Securities Business Days in the relevant floating rate interest payment period, (ii) “i” refers to a series of whole numbers from one to d0, each representing the relevant U.S. Government Securities Business Days in chronological order from, and including, the first U.S. Government Securities Business Day in the relevant floating rate interest payment period, (iii) “SOFRi”, for any day “i” in the relevant floating rate interest payment period, refers to a reference rate equal to SOFR in respect of that day, (iv) “ni” refers to the number of calendar days in the relevant floating rate interest payment period on which the rate is SOFRi and (v) “d” refers to the number of calendar days in the relevant floating rate interest payment period. For these calculations, the interest rate in effect on any U.S. Government Securities Business Day will be the applicable rate as reset on that date. The interest rate applicable to any other day is the interest rate from the immediately preceding U.S. Government Securities Business Day.

For purposes of this Security, “SOFR”, with respect to any U.S. Government Securities Business Day, means the rate determined by the calculation agent in accordance with the following provisions:

1. the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day as provided by the New York Federal Reserve, as the administrator of such rate (or a successor administrator) on the New York Federal Reserve’s Website on or about 5:00 p.m. (New York time) on the U.S. Government Securities Business Day immediately following such U.S. Government Securities Business Day; or

2. if the Secured Overnight Financing Rate in respect of such U.S. Government Securities Business Day does not appear as specified in paragraph (a), unless the Company or its designee has determined that both a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the Secured Overnight Financing Rate in respect of the last U.S. Government Securities Business Day for which such rate was published on the New York Federal Reserve’s Website; or

3. if the Company or its designee has determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred:

a. the sum of: (i) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (ii) the Benchmark Replacement Adjustment; or

b. the sum of: (i) the ISDA Fallback Rate and (ii) the Benchmark Replacement Adjustment; or

c. the sum of: (i) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry- accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (ii) the Benchmark Replacement Adjustment.

As used in this Security:

1. “Benchmark” means the Secured Overnight Financing Rate compounded on a daily basis; provided that if the Company or its designee has determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Secured Overnight Financing Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

2. “Benchmark Replacement” means the first alternative set forth in the order presented in clause (3) of the definition of “SOFR” that can be determined by the Company or its designee as of the Benchmark Replacement Date. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time.

3. “Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

a. the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

b. if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment;

c. the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

4. “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “floating rate interest payment period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determine that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably necessary).

5. “Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

a. in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

b. in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

6. “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

a. a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

b. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

c. a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

7. “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York or The City of Boston.

8. “Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

9. “Floating Rate Interest Payment Date” means the second Business Day following each Floating Rate End Date; provided, that the Floating Rate Interest Payment Date with respect to the final interest payment period will be the Maturity Date. If the scheduled Maturity Date falls on a day that is not a Business Day, the payment of principal and interest will be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after the scheduled Maturity Date.

10. “ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

11. “ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

12. “ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

13. “New York Federal Reserve” means the Federal Reserve Bank of New York.

14. “New York Federal Reserve’s Website” means the website of the New York Federal Reserve, currently at http://www.newyorkfed.org, or any successor source.

15. “Reference Time” with respect to any determination of the Benchmark means the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

16. “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

17. “U.S. Government Securities Business Day” means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

18. “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

If the Company or its designee has determined that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, any determination, decision or election made by the Company or its designee with respect to the determination of SOFR (i) will be conclusive and binding absent manifest error; (ii) will be made in the Company’s or its designee’s sole discretion; and (iii) notwithstanding anything herein to the contrary, shall become effective without consent from the Holders or any other party.

In case an acceleration of the maturity of the Securities shall have occurred and be continuing as a result of an Event of Default, the amount declared due and payable for the Securities shall be an amount in cash equal to the stated principal amount plus accrued and unpaid interest thereon calculated by State Street Bank and Trust Company (the “Bank”), or, if the Company has appointed a designee, after consultation with the Bank, by such designee, in its capacity as the calculation agent, as if the date of such acceleration were the Maturity Date, final Floating Rate End Date (if applicable) and final Floating Rate Interest Payment Date.

The calculation agent shall be the Bank, an affiliate thereof or a bank or other entity as the Company may appoint. The Company may appoint a different institution to serve as calculation agent from time to time after the original issue date of this Security without the consent of Holders of this Security and without notice. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be on file at the Company’s principal offices, will be made available to any noteholder upon request and will be final and binding in the absence of manifest error.

All percentages used in or resulting from any calculation of the interest rate on this Security will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or ..0987655)), and all U.S. dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

The interest rate on this Security will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of October 31, 2014 (herein called the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by a First Supplemental Indenture, dated as of May 8, 2017, between the Company and the Trustee (the “First Supplemental Indenture” and together with the Base Indenture, herein called the “Indenture”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. The offering of securities of the series that includes this Security is initially limited to $300,000,000.00 aggregate principal amount.

The Securities of this series constitute the direct, unsecured and unsubordinated general obligations of the Company and shall at all times rank pari passu with all other existing and future senior unsecured indebtedness of the Company.

The Securities of this series are subject to redemption, at the election of the Company, upon not less than 5 days and not more than 60 days written notice by mail to Holders, in whole or in part, on or after July 4, 2026, at a Redemption Price equal to 100% of the principal amount, plus accrued and unpaid interest thereon, if any, to the Redemption Date, as provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security. For the purpose of this paragraph, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default or Covenant Breach in respect of such Securities.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default or Covenant Breach with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Covenant Breach, as applicable, as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

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[Signatures appear on the following page]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: August 3, 2023

STATE STREET CORPORATION

By:
Name:	Kimberly A. DeTrask
Title:	Executive Vice President and Treasurer

Attest:

By:
Name:	David C. Phelan
Title:	Executive Vice President, General Counsel and Secretary

[Signature Page to Floating Global Note]

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

Dated: August 3, 2023

By:
Name:	David Ganss
Authorized Signatory

[Trustee’s Certificate of Authentication to Floating Global Note]